Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

TSS, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to Be Registered	Fee Calculation Rule	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $.0001 par value per share to be issued under TSS, Inc. 2015 Omnibus Incentive Compensation Plan	Rule 457(c) and (h)	3,000,000 shares(3)	$0.45	$1,350,000.00	0.0000927	$125.15

1

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from any stock split, stock dividend or other similar transaction.

2

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, based on the average of the bid and asked prices of the Registrant’s common stock on April 4, 2022 as reported on the OTCQB marketplace.

3

Represents additional shares of the Registrant’s common stock reserved for issuance under the 2015 Omnibus Incentive Compensation Plan as authorized by the Registrant’s shareholders at a meeting held on June 10, 2021.